Exhibit 99.1
6215 Perimeter Drive
Dublin, Ohio 43017
Phone: 614/793-4631 FAX: 614/793-8922
www.emeraldbank.com
Emerald Bank to Expand into Westerville, Ohio
Dublin, Ohio – May 13, 2008 – Emerald Bank, a wholly owned subsidiary of Middlefield Banc Corp. (Pink Sheet: MBCN) today announced the execution of a purchase and assumption agreement for all of the deposits and certain other assets and liabilities of the Westerville, Ohio, branch of Commercial Savings Bank, headquartered in Upper Sandusky, Ohio. The transaction has been approved by the boards of directors of both companies.
As of March 31, 2008, Commercial Savings Bank’s Westerville branch had approximately $6.5 million in deposits. Emerald Bank, one of the operating subsidiaries of Middlefield Banc Corp., had total assets of $55.6 million, deposits of $39.6 million and loans of $48.6 million. Emerald Bank presently operates one full-service banking office in Dublin, Ohio.
Glenn Aidt, President of Emerald Bank, commented, “We are excited to add a branch office location and service-oriented staff in the Westerville market. We look forward to serving our new customers. Beyond our office in Dublin and the ability to remotely capture deposits, our existing customers will enjoy the convenience of another branch in the market.”
Thomas Caldwell, President and Chief Executive Officer of Middlefield Banc Corp., continued, “We are moving forward with our strategy to increase our presence in the Columbus suburban markets, building on the success of our existing branch operation in Dublin. Adding Westerville, Ohio, builds our physical presence and provides a springboard for continued growth in the Columbus area.”
It is anticipated that the transaction will close in the fourth quarter of 2008 and is conditioned upon receiving the requisite regulatory approvals. Stifel Nicolaus served as exclusive financial advisor to Emerald Bank in the transaction and Grady & Associates served as legal advisor. Keefe, Bruyette & Woods served as exclusive financial advisor to Commercial Savings Bank and Shumaker, Loop & Kendrick, LLP served as legal advisor.

Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, Newbury, and Orwell, as well as a loan production office in Cortland, Ohio. On April 19, 2007, Middlefield Banc Corp. completed its acquisition of Emerald Bank, headquartered in Dublin, Ohio. Further information is available at www.middlefieldbank.com.

Contact:	James R. Heslop, 2nd	Glenn E. Aidt
	Middlefield Banc Corp.	Emerald Bank
	Executive Vice President/Chief Operating Officer	President and Chief Executive Officer
	(440) 632-1666 Ext. 3219	(614) 793-4631
	jheslop@middlefieldbank.com	gaidt@emeraldbank.com